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                                                                    EXHIBIT 99.1


                           [HAVERTYS FURNITURE LOGO]

N E W S   R E L E A S E

SUBJECT:    HAVERTY FURNITURE
            REPORTS RESULTS FOR FIRST QUARTER 2003


ATLANTA, GEORGIA, APRIL 24, 2003 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE:
HVT and HVT.A) today reported earnings for the first quarter ended March 31, 2003. Net income for the first quarter was $4.9 million or $0.22 per diluted share, a 27.2% and 26.7% decrease, respectively, compared to the first quarter 2002 net income of $6.7 million or $0.30 per diluted share.

As previously reported, net sales for the first quarter of 2003 were $175.4 million, an increase of 0.2% over sales of $175.0 million for the corresponding quarter in 2002. Comparable-store sales decreased 6.6% for the quarter.

Clarence H. Smith, President and CEO, said, "For the first quarter of 2003 we experienced a continuation of the softer sales trends we had seen in the fourth quarter last year. We believe that this has resulted from macro economic issues, especially white-collar job losses and lower consumer confidence. Gross profit margins were about 80 basis points above last year's first quarter level. Pricing consistency was maintained and a positive impact was felt from the shift in our merchandise mix toward our proprietary Haverty branded items during 2002. Furniture carrying the popular brands of leading manufacturers remained as a key element of our lineup while the unbranded items and lesser-known brands in our showrooms have been reduced.

"SG&A expenses were higher for the first quarter due to the considerable store expansion and distribution infrastructure that we completed during the middle of last year. Eleven new stores were opened in 2002, including five stores in two major new markets for Havertys. Two key facilities were opened last year as part of our new distribution strategy that requires fewer inventory stocking locations and reduces the number of centers needed to prep and load merchandise for home delivery. The ongoing fixed costs of this strategic expansion are the primary reasons for the increased SG&A. By the end of the second quarter we will have completed the change to our new distribution method in selected markets, at which time we expect to begin leveraging these costs. Further spreading of fixed distribution costs will be evident when more normal sales growth is achieved. Other increases in first quarter expenses included higher premiums on group medical as well as property and casualty insurance coverages, and higher levels of discount charges on the credit program outsourced to a third party finance company," Smith continued.

"April sales activity to date versus last year has been at a similar pace as the quarter just ended. We will continue to improve and innovate in all areas of our operations, proactively stimulating sales yet remaining focused on sustaining our profitability," Smith concluded.



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NEWS RELEASE - April 24, 2003
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES                        Page 2



Havertys is a full-service home furnishings retailer with 111 showrooms in 14 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.

This release includes forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward- looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the SEC.

The company will sponsor a conference call Thursday, April 24, 2003 at 10:00 a.m. Eastern Daylight Time to review the first quarter. Listen-only access to the call is available via the web at havertys.com (For Investors) and at streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.



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NEWS RELEASE - April 24, 2003                                             Page 3
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES



                   Condensed Consolidated Statements of Income
                  (Amounts in thousands except per share data)
                                   (Unaudited)


                                                   Three Months Ended
                                                        March 31,
                                                -----------------------
                                                   2003          2002
                                                ---------      --------
Net sales                                       $ 175,380      $174,953
Cost of goods sold                                 89,468        90,697
                                                ---------      --------
     Gross profit                                  85,912        84,256

Credit service charges                              1,892         2,383
                                                ---------      --------
     Gross profit and other revenue                87,804        86,639

Expenses:
     Selling, general and administrative           78,616        71,594
     Interest                                       1,133         2,040
     Provision for doubtful accounts                  573         1,187
     Other (income) expense, net                     (355)        1,050
                                                ---------      --------
         Total expenses                            79,967        75,871
                                                ---------      --------

Income before income taxes                          7,837        10,768

Income taxes                                        2,939         4,038
                                                ---------      --------

     Net income                                 $   4,898      $  6,730
                                                =========      ========


Weighted average shares - basic                    21,827        21,406
Weighted average shares - assuming dilution        21,920        22,253


Basic earnings per share                        $    0.22      $   0.31
Diluted earnings per share                      $    0.22      $   0.30



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NEWS RELEASE - April 24, 2003                                             Page 4
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES




                      Condensed Consolidated Balance Sheets
                             (Amounts in thousands)
                                   (Unaudited)



                                          March 31,   December 31,    March 31,
                                            2003          2002          2002
                                          ---------   ------------    ---------
Assets
   Cash and cash equivalents              $  3,051      $  3,764      $  1,561
   Accounts receivable,
       net of allowance                    114,749       126,074       172,382
   Inventories at LIFO cost                120,441       113,328       111,124
   Other current assets                     13,380        20,659        15,619
                                          --------      --------      --------
       Total Current Assets                251,621       263,825       300,686

   Property and equipment, net             140,406       134,203       147,108
   Deferred income taxes                     1,626         1,654         6,426
   Other assets                              4,639         5,157         2,758
                                          --------      --------      --------
           Total Assets                   $398,292      $404,839      $456,978
                                          ========      ========      ========



Liabilities and Stockholders' Equity
   Notes payable to banks                 $     --      $     --      $  6,800
   Accounts payable and
       accrued expenses                     76,949        88,843        95,545
   Current portion of long-term debt        11,163        12,677        12,172
                                          --------      --------      --------
           Total Current Liabilities        88,112       101,520       114,517

   Long-term debt and capital
       lease obligations                    73,039        69,821       129,151
   Other liabilities                         8,523         8,617         3,436
   Stockholders' equity                    228,618       224,881       209,874
                                          --------      --------      --------
           Total Liabilities and
           Stockholders' Equity           $398,292      $404,839      $456,978
                                          ========      ========      ========


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NEWS RELEASE - April 24, 2003                                             Page 5
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES


                 Condensed Consolidated Statements of Cash Flows
                             (Amounts in thousands)
                                   (Unaudited)


                                                                             Quarter Ended March 31,
                                                                               2003           2002
                                                                             --------       --------
OPERATING ACTIVITIES
Net Income                                                                   $  4,898       $  6,730
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation and amortization                                               4,229          3,939
    Provision for doubtful accounts                                               573          1,187
    (Gain) loss on sale of property and equipment                                 (13)            (7)
                                                                             --------       --------
          Subtotal                                                              9,687         11,849

Changes in operating assets and liabilities                                      (976)        12,728
                                                                             --------       --------

      NET CASH PROVIDED BY OPERATING ACTIVITIES                                 8,711         24,577
                                                                             --------       --------

INVESTING ACTIVITIES
Purchases of property and equipment                                           (11,123)        (4,648)
Proceeds from sale of property and equipment                                      704              7
Other investing activities                                                        518           (647)
                                                                             --------       --------

         NET CASH USED IN INVESTING ACTIVITIES                                 (9,901)        (5,288)
                                                                             --------       --------

FINANCING ACTIVITIES
Net increase (decrease) in borrowings under revolving credit facilities         5,100        (17,600)
Payments on long-term debt and capital lease obligations                       (3,396)        (2,246)
Treasury stock acquired                                                          (245)            --
Proceeds from exercise of stock options                                           271          2,497
Dividends paid                                                                 (1,233)        (1,109)
Other financing activities                                                        (20)             3
                                                                             --------       --------

   NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                            477        (18,455)
                                                                             --------       --------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                 (713)           834

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  3,764            727
                                                                             --------       --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $  3,051       $  1,561
                                                                             ========       ========

                                    # # # # #

                      Contact: Dennis L. Fink, EVP & CFO or
                   Jenny H. Parker, VP, Secretary & Treasurer
                                  404-443-2900